Exhibit 99.1

Post Office Box 216 307 North Defiance Street Archbold, Ohio 43502	NEWS RELEASE

Company Contact:	Investor and Media Contact:
Marty Filogamo Senior Vice President – Marketing Manager Farmers & Merchants Bancorp, Inc. (419) 445-3501 ext. 15435 mfilogamo@fm.bank	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

Farmers & Merchants State Bank Announces the Appointment of Rex D. Rice as

Chief Lending Officer and the Retirement of Todd A. Graham

ARCHBOLD, Ohio Farmers & Merchants Bancorp, Inc. (“F&M”) (Nasdaq-Capital Market: FMAO), the holding company for Farmers & Merchants State Bank (the “Bank”), announced that Rex D. Rice has been appointed as the Chief Lending Officer of the Bank.  Mr. Rice will replace Todd A. Graham who is retiring.

Mr. Rice has been with the bank since 1981. He earned his bachelor’s degree from Bowling Green State University and is a graduate of the Graduate School of Banking in Madison Wisconsin. Mr. Rice will oversee a $1.2 billion loan portfolio with thirty-two Commercial and Agriculture Lenders in Ohio, Indiana and Michigan.

Mr. Graham joined the bank in 2008 and will be retiring at the end of January 2020.

About Farmers & Merchants Bancorp, Inc.:

Farmers & Merchants Bancorp, Inc., Archbold, Ohio, is the holding company of Farmers & Merchants State Bank (the “Bank”), which was established in 1897.  The Bank serves the financial needs of individuals, farmers, businesses, and industries by offering traditional banking products, as well as online, mobile and telephone banking products.  F&M’s common shares are traded on the NASDAQ Capital Market exchange under the symbol “FMAO.”  Additional information on F&M may be found on its website: www.fm.bank.com.

Safe Harbor Statement:

Statements made in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995.  These statements are subject to certain risks and uncertainties including, but not limited to, the successful completion and integration of the transaction contemplated in this release, which includes the retention of the acquired customer relationships, adverse changes in economic conditions, the impact of competitive products and pricing and the other risks set forth in the F&M’s filings with the SEC.  As a result, actual results may differ materially from the forward-looking statements in this news release.

F&M encourages readers of this news release to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance.  F&M undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements.  Copies of documents filed with the SEC are available free of charge at the SEC’s website at http://www.sec.gov and/or from F&M’s website.